Exhibit 10.1

[Fabrinet (Cayman) Letterhead]

August 12, 2016

David T. Mitchell

[Address]

Re:        Amendment to the Amended and Restated Employment Agreement dated May 25, 2015

Dear Tom,

Effective today, this letter agreement (“Letter”) between you and Fabrinet, a company formed under the laws of the Cayman Islands (“Fabrinet” or the “Company”), modifies certain provisions of your Amended and Restated Employment Agreement dated May 25, 2015, entered into with Fabrinet (the “Agreement”), as described below.

1.	The last sentence of Section 3.c. of the Agreement is amended and restated in its entirety to provide the following:

“In addition, provided that Employee continues to be employed by Employer, Employee shall be eligible, at the discretion of the board of directors of Employer, to receive grants of restricted stock units (RSUs) pursuant to the terms and conditions of Employer’s 2010 Performance Incentive Plan and any award agreement thereunder.”

2.	Section 3.d.(4) of the Agreement is amended and restated in its entirety to provide the following:

“(4) Provided that Employee’s employment with the Employer continues through and on February 20, 2017, the Employee shall become 100% vested on February 20, 2017, in any then-outstanding Acceleration Eligible Awards granted to Employee by Employer which have not previously fully vested. “Acceleration Eligible Awards” means (i) any restricted stock, RSUs, stock appreciation rights, phantom stock or other equity based awards granted prior to August 2016 and (ii) the award of restricted stock units that was approved in August 2016 by the Compensation Committee of the Board to be granted to Employee under Fabrinet’s 2010 Performance Incentive Plan pursuant to Fabrinet’s Fiscal 2016 Long-Term Equity Plan as a result of the Committee’s determination that the applicable fiscal year 2016 performance criteria had been achieved.”

3.	Section 5.d.(3) of the Agreement is amended and restated in its entirety to provide the following:

“Notwithstanding any statement contained in this Agreement to the contrary, upon a termination upon death of the Employee under Section 5(a)(1), upon the Employee’s Disability under Section 5(a)(2), by the Employer without cause under Section 5(b)(2), by the Employee for Good Reason under Section 5(c), or by Employee on account of his termination of employment under Section 5(e): (x) any Acceleration Eligible Awards that are options or rights to purchase securities of Employer shall immediately vest and remain exercisable until the earlier of (1) the four (4) year anniversary of the termination of Employee, (or in the event of Employee’s Disability, the four (4) year anniversary of the date on which Employee incurs a Disability) or (2) the date in which the options or rights to purchase securities of Employer otherwise would have expired in accordance with its terms, and (y) the Employee shall become 100% vested immediately prior to the Employee’s termination date (or in the event of Employee’s Disability, immediately prior to the date on which Employee incurs a Disability) in any Acceleration Eligible Awards that are outstanding restricted stock, restricted stock units, stock appreciation rights, phantom stock or other equity based awards granted to the Employee by Fabrinet, which have not previously fully vested.”

Except as modified by this Letter, your Agreement remains in full force and effect. Please sign and return one copy of Letter to Colin Campbell, General Counsel, no later than August 16, 2016, to acknowledge and agree to the amendment of your Agreement pursuant to this Letter. This Letter will be governed by the laws of the State of California, with the exception of its conflict of laws provision.

Sincerely,

/s/ Toh-Seng Ng

Toh-Seng Ng, Chief Financial Officer, Fabrinet USA, Inc. (duly authorized on behalf of the Board)

ACKNOWLEDGED AND AGREED:

/s/ David T. Mitchell	Date:	August 14, 2016
David T. Mitchell